Registration Number:


                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        SPONGETECH DELIVERY SYSTEMS, INC.
                        ---------------------------------
                           (Name of small business
                            issuer in its charter)

    Delaware                           2840                   54-2077231
-----------------------      ----------------------------   -------------------
(State of incorporation      (Primary Standard Industrial    (I.R.S. Employer
   or jurisdiction           Classification Code Number)   Identification No.)
   of organization)

             50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

             50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

   Michael L. Metter, 50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

    Copies to:
    Joel Pensley, Esq.
    211 Schoolhouse Road
    Norfolk, Connecticut 06058
    Phone: (860) 542-1122
    Fax:   (626) 608-3076

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           ------------------------


                        CALCULATION OF REGISTRATION FEE

                                         Proposed     Proposed
     Title of                             Maximum      Maximum
  Each Class of              Amount      Offering     Aggregate    Amount of
Securities Being             Being       Price Per    Offering   Registration
   Registered              Registered     Share (1)    Price(1)       Fee
-------------------------------------------------------------------------------
Shares of Common Stock     4,485,000     $   0.25   $ 1,121,250     $  103.16

                                                   -------------    ----------
TOTAL                                               $ 1,121,250     $  103.16


(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

    The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: Dated  October --, 2002

PROSPECTUS

                         SPONGETECH DELIVERY SYSTEMS, INC.

                        4,485,000 SHARES OF COMMON STOCK


     This prospectus relates to the resale by the selling stockholders of 4,485,000 shares of our common stock. Our shares of common stock do not presently trade on a securities exchange or market. The selling stockholders may sell their shares at $.25 per share until the shares are quoted on a securities market. Thereafter, the selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. The shares offered are currently outstanding. No underwriter has been retained in connection with the sale of our securities by the selling stockholders.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      AS YOU REVIEW THE PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 5.

     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of the prospectus is                  , 2002.

                              TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Prospectus Summary.....................................................   3
The Offering...........................................................   3
Summary Financial Information..........................................   4
Risk Factors...........................................................   5
Use of Proceeds........................................................   8
Capitalization.........................................................   8
Dividend Policy........................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.............................................   9
Business...............................................................  11
Management.............................................................  13
 Executive Officers and Directors......................................  13
 Director Compensation.................................................  14
 Executive Compensation................................................  15
 Indemnification of directors and executive officers
   and limitation of liability.........................................  16
Certain Related Party Transactions.....................................  17
Principal Stockholders.................................................  17
Description of Securities..............................................  18
 Common Stock..........................................................  18
 Preferred Stock.......................................................  19
 Reports to Stockholders...............................................  19
 Transfer Agent........................................................  19
Selling Stockholders...................................................  19
Plan of Distribution...................................................  21
Shares Eligible for Future Sale........................................  22
Where You Can Find More Information....................................  23
Legal Proceedings......................................................  23
Legal Matters..........................................................  23
Experts................................................................  23
Index to Financial Statements..........................................  F-1
Financial Statements...................................................  F-2


                           ------------------------

     You may rely only on the information contained in the prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in the prospectus is correct after the date of the prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                              PROSPECTUS SUMMARY

     We are a Delaware corporation which, under the name Nexgen Acquisitions VIII, Inc., on July 15, 2002, entered into a stock purchase agreement with RSI Enterprises, Inc., a New York corporation, and its sole stockholder, RM Enterprises International, Inc. We were not engaged in any business prior to the acquisition of RSI. The acquisition agreement provided that RM transfer the capital stock of RSI for 12,000,000 shares of our common stock. On October 4, 2002, RSI amended its certificate of incorporation to change its name to Spongetech International Ltd. On October 9, 2002, we changed our name to Spongetech Delivery Systems, Inc.

     Through Spongetech International, our operating subsidiary, we design, produce, market and distribute cleaning products for vehicular use utilizing patented technology relating to foam polyurethane matrices which absorb liquids. Our product can be pre-loaded with detergents and waxes which are released gradually during use. We have also designed and have started to market, but have not yet sold, products using the same technology for bath and home use.

                                 THE OFFERING

Securities offered by the selling
 stockholders..................... 4,485,000 shares of common stock

Common stock outstanding.......... 18,985,000 shares

Use of  proceeds.................. The selling stockholders will receive the net proceeds and we will receive none of the pro-ceeds from the sale of the shares offered by the prospectus.

Proposed OTCBB symbol............. "SPDS"

                             SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary consolidated financial data as of May 31, 2002 and August 31, 2002 (unaudited) and for the periods ended May 31, 2002 and 2001, and August 31, 2002 and 2001, which are derived from our financial statements.


Statement of Operations

                               Three Months Ended
                                   August 31,           Year Ended May 31,
                              2002         2001        2002           2001
                           -----------  -----------   ----------- --------------
                           (unaudited)  (unaudited)
                           -----------  -----------
Sales                       $   8,797     $  15,669   $    89,973   $   11,790
Cost of goods sold              1,337        14,804       121,643       31,683
                            ----------    ----------  ------------  -----------
Gross profit (loss)             7,460           865       (31,670)     (19,893)
Operating expenses             18,540        26,342        70,407      177,997
                            ----------    ----------  ------------  -----------
Loss before income taxes      (11,080)      (25,477)     (102,077)    (197,890)
Income taxes                      400           373           400          428
                            ----------    ----------  ------------  -----------
Net loss                   $  (11,480)    $ (25,850)  $  (102,477)  $ (198,318)
                            ==========    ==========  ============  ===========
Net loss per share
   Basic and diluted              NIL          NIL    $      (.01)  $     (.02)
                            ==========   ===========  ============  ===========
Weighted average common
   shares outstanding      15,644,348    12,000,000    12,000,000   12,000,000
                           ==========    ==========    ==========   ==========

Balance sheet data:

Total assets              $    99,598                 $    89,633
Total liabilities             254,640                     238,585
Shareholders' equity
(deficiency)                 (155,042)                   (148,952)

                                 RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in the common stock. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer. In such case, the trading price of our common stock could decline; and you could lose all or part of your investment.

We experience competition from many companies and methodologies.
----------------------------------------------------------------

     We experience competition from many companies which manufacture soap products, car care products, sponges and related applicators, as well as manufacturers of power spray and other car wash products. Our future bath and home care products compete with major international soap and detertent manufacturers. Many of these suppliers offer broader product lines and have substantially greater financial, technical, marketing, distribution and other resources than we can. As a result, we may not be able to market our products successfully with a consequential adverse effect on our revenues and earnings.

The market place may be indifferent to the uniqueness of our product.
---------------------------------------------------------------------

     Our hydrophilic sponge, and products based on it, are patented, and thus unique. However, users may not want to pay for our products or may be satisfied with the cleaners, waxes and applicators they are presently using. Thus, we may use our resources on design, marketing and advertising without generating revenues concomitant with our expenditures.

Price competition may undercut our marketing efforts.
-----------------------------------------------------

     Although we believe that our automobile products offer features and benefits not found in other car care products, other products, such as kitchen detergent and cloths, are less expensive. Thus, vehicle owners may prefer to save money and forgo the convenience of our hydrophylic sponges and choose not to purchase them, jeopardizing our revenues and profitability.

We may not be able to handle rapid growth.
------------------------------------------

     We have a small management team and subcontract manufacturing and fulfilment. In the event our existing car care product or other products in our design pipeline become popular, we may encounter production or formulation problems and, thus, we may not be able to increase sales to existing wholesale and retail customers and to sell our products to new customers. In that event, our sales and resultant profitability will suffer as will our trade reputation.

We presently depend on one customer for almost all of our sales.
----------------------------------------------------------------

     We recently entered into a purchase order for the supply of our automobile wash and wax product to Turtle Wax. Although we are exploring other marketing channels for our automobile cleanser and wax product and our child's bath and our home cleaning products, these channels have generated little revenues to date for our automobile product and no revenues for our other products and we can offer no assurance that they will ever be commercially viable. In the event we cannot produce our order for Turtle Wax in the quantity or of the quality desired or Turtle Wax does not enter into a new purchase order after the completion of the existing order, we may have no existing business nor prospects for new business.

We depend on products made using one technology.
------------------------------------------------

     Our automobile cleaning and waxing product, our child's bath product and the household cleaning products we have developed depend on the use of licensed technology relating to sponges with a hydrophilic polyurethane matrix. A number of factors could limit our sales of these products, or the profitability of such sales, including competitive efforts by other manufacturers of similar products, shifts in consumer preferences or introduction and acceptance of alternative product offerings. We have developed no other products using other technologies and thus if our existing products or others based on the same technology fail in the marketplace, our business would fail.

The patents on our licensed technology may not be able to be defended against infringement.
--------------------------------------------------------------------------------

     In the event a competitor uses our licensed technology, our licensor, may not be able successfully to assert patent infringement claims. In that event, we may encounter direct competition using the same technology on which our products are based and may not be able to compete.

We depend on one manufacturer for all our products.
---------------------------------------------------

     Our licensor is also our manufacturer. Our reliance on a sole supplier involves several risks, including our potential inability to obtain adequate supplies and reduced control over pricing and timely delivery. Although the timeliness, quality and pricing of deliveries from our licensor has been acceptable to date there can be no assurance that supplies will be available on an acceptable basis or that delays in obtaining new suppliers will not have an adverse effect. Our inability to obtain adequate supplies of hydrophilic sponges, chemicals, packaging materials, or finished products would prevent us from fulfilling orders.

Our intellectual property may infringe the designs or technologies of others.
-----------------------------------------------------------------------------

     Although we considers certain of our packaging, labels, trademarks and designs to be proprietary, these items may not be protected by trademark or copyright registration. We can offer no assurance that third parties will not successfully assert claims against us with respect to existing or future products or packaging. Should we be found to infringe upon the intellectual property rights of others, we could be required to cease use of certain products, trademarks, designs, labels or packaging or pay damages to the affected parties, any of which could have a material adverse effect on our business and operations. We would also may incur substantial costs in redesigning labels or packaging, in selecting and clearing new trademarks, in finding or developing non-infringing technology or in defending any legal action based on trademark or patent infringement.

If we do not raise additional financing, there is a high risk that our business will fail.
--------------------------------------------------------------------------------

     We have suffered losses since our inception, have a working capital deficiency and have only just concluded our first substantial purchase order. We will not be able to continue or expand our business as planned without obtaining additional financing. If financing is not available or obtainable, our investors may lose a substantial portion or all of their investment and our business may fail. We currently have no immediate means for obtaining additional financing. Consequently, we can provide no assurance that additional financing, when necessary, will be available on acceptable terms, if at all.

Because our products are used by consumers, we may be subject to potential product liability claims.
--------------------------------------------------------------------------------

     Our present and contemplated products are either applied by hand, as in our automotive or house cleaning products, or applied to the skin, as in our bath product. As a consequence, we may be named as a defendant in a product liability claim. We presently carry no product liability insurance. Possible future judgments against us would adversely affect our business reputation and financial condition.

Our success largely depends on the services of our senior management and senior technical staff.
--------------------------------------------------------------------------------

     Our success is largely dependent on the skills, experience and efforts of our senior business and technical management team. The loss of the services of Michael Metter, our Chief Executive Officer, or Steven Moskowitz, our Secretary will seriously harm our ability to gain new business and consummate the contracts we already have entered into. We have not entered into employment contracts with any management employee. Failure to retain or attract key personnel could divert our management's time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently.

The loss of our skilled personnel could hinder our business.
------------------------------------------------------------

     Our competitiveness depends on our ability to attract and retain skilled product design and marketing personnel. We may not be able to attract and retain the personnel we require to develop and market our existing and new products and to continue to grow,

Anti-takeover provisions and our right to issue preferred stock could make a third party acquisition of us difficult and could deprive stockholders of a takeover premium for their shares.
--------------------------------------------------------------------------------

     Provisions in our certificate of incorporation require super majority voting for acquisitions, mergers and similar transactions. Our certificate of incorporation provides for the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine. In addition, our board of directors is staggered so that only one-third of the directors are elected each year. These provisions could have the effect of delaying, deferring or preventing a change in control of our company not approved by our board of directors or delaying, deferring or preventing a change in the management of our company and could depress the market price of our common stock.

                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stockholders' shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the accounts of the selling stockholders.

                                 CAPITALIZATION

     The following  table sets forth our  capitalization  as of August 31, 2002.


                                                                  August 31,
                                                                     2002
                                                                 -----------
                                                                 (Unaudited)

Long-term debt                                                  $    51,930

Stockholders' equity:
Common stock $.001 par value per share;
   authorized 50,000,000 shares; issued
   and outstanding 18,985,000 shares                                 18,985

Preferred stock, $.001 par value;
   authorized 5,000,000 shares; no shares
   issued and outstanding                   -

Additional paid-in capital                                          190,448

Accumulated deficit                                                (364,475)

Total stockholders' equity (deficiency)                         $  (155,042)

Total capitalization                                            $  (103,112)

Dividend Policy
---------------

     We have not declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                FOR THE YEARS ENDED MAY 31, 2002 AND MAY 31, 2001

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     The following discussion includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described in the section titled Risk factors and elsewhere in this prospectus, that could cause actual results to differ materially from historical results or those currently anticipated. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in the prospectus.

General

     We were incorporated in February 2002 and were inactive until on July 15, 2002 when we acquired all of the outstanding shares of Spongetech International Ltd. (formerly RSI Enterprises, Inc. and Romantic Scents, Inc.). The transaction was accounted for as a reverse acquisition using the purchase method of accounting, whereby the sole shareholder of Spongetech International Ltd. retained approximately 63% of our outstanding common stock. The financial statement as of May 31, 2002 and the related statements of operations, changes in shareholders' equity (deficiency), and cash flows for the years ended May 31, 2002 and 2001 are of Spongetech International.

     We, through our subsidiary, distribute a line of hydrophilic polyurethane automobile products and have developed bath and home applications using the same technology.

Results of Operations

Three Months Ended August 31, 2002 (unaudited)and 2001 (unaudited)
------------------------------------------------------------------

     Results of operations reflect total operating revenues of $8,797 and $15,669 for the three months ended August 31, 2002 (unaudited) and 2001 (unaudited), respectively. This decrease of $6,872 is primarily attributed to cash flow constraints, which interrupted our marketing efforts. Gross profit increased from $865 for the three months ended August 31, 2001 to $7,460 for the three months ended August 31, 2002. This increase is primarily attributed to certain manufacturing charges paid in 2001, which did not occur in 2002. Operating expenses decreased from $26,342 for the three months ended August 31, 2001 to $18,540 for the three months ended August 31, 2002. This decrease is attributed to the significant reduction in marketing efforts, which include customer samples and attendance at trade shows. Net loss was $11,480 and $25,850 for the three months ended August 31, 2002 (unaudited) and 2001 (unaudited), respectively.

Years Ended May 31, 2002 and 2001
---------------------------------

     Operating revenues increased by $78,183 from $11,790 for the year ended May 31, 2001 as compared to $89,973 for the year ended May 31, 2002. This increase is primarily attributed to the establishment of additional products and the marketing efforts of the prior year. We posted gross losses of $31,670 and $19,893 for the years ended May 31, 2002 and 2001, respectively. These gross losses were attributed to manufacturing costs incurred in the development of new sponge products. Operating expenses decreased from $177,997 for the year ended May 31, 2001 to $70,407 for the year ended May 31, 2002. This decrease is attributed to a significant decrease in marketing expenditures and consulting services. Net loss was $102,477 and $198,318 for the years ended May 31, 2002 and 2001, respectively. This decrease in the net loss of $95,841 is the result of the items mentioned above.

Liquidity and Capital Resources
-------------------------------

     We had cash of $97 at August 31, 2002. During the three months ended August 31, 2002, net cash used in operating activities aggregated $78. There were no investing or financing activities during the three months ended August 31, 2002.

     During the year ended May 31, 2002, net cash used in operating activities aggregated $43,285 as compared to $115,896 used in the year ended May 31, 2001. This decrease in the amount of cash used in operating activities is primarily attributed to the decrease in net loss for the year ended May 31, 2002 as compared to the net loss for the year ended May 31, 2001.

     Net cash used in investing activities during the year ended May 31, 2002 aggregated $33,540, as compared to $14,900 used in the year ended May 31, 2001. This increase is attributed to the purchasing of office equipment of approximately $10,000 and additional purchases of product molds aggregating approximately $23,000.

     Net cash provided by financing activities for the year ended May 31, 2002 was $76,943 as compared to $130,100 during the year ended May 31, 2001. This decrease is primarily attributed to a reduction in the support from Spongetech International's prior parent and no additional notes payable incurred during the year ended May 31, 2002.

     The working capital (deficiency) at August 31, 2002 was approximately ($144,000) as compared to the working capital (deficiency) of approximately
($137,000) at May 31, 2002. Total liabilities exceed total assets by approximately $155,000 and $149,000 as of August 31, 2002 and May 31, 2002, respectively. These factors create substantial doubt our ability to continue as a going concern. The recovery of assets and the continuation of future operations are dependent upon our ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purpose.

     We cannot guarantee that the results from operations will be sufficient to support our liquidity requirements through August 31, 2003 and beyond. There can be no assurances that the above actions will be accomplished or whether they will be adequate.

                                    BUSINESS

Our Company
-----------

     We are the holding company of Spongetech International Ltd., a New York corporation which we purchased from RM Enterprises International, Ltd. for 12,000,000 shares of our common stock. Through our operating subsidiary, we design, produce, market and distribute cleaning products for vehicular and home use utilizing patented technology relating to hydrophilic (liquid absorbent) foam polyurethane matrices.

The Technology
--------------

     We license patented technology relating to hydrophilic polyurethan matrices on an exclusive basis from H. H. Brown Shoe Technologies, Inc., Greenwich, CT., (dba Dicon Technologies), a majority-owned subsidiary of Berkshire Hathaway, Inc. The patent covers the design, manufacture and use of a hydrophilic layer in a foam product which could be a sponge or other device. Originally, the patent contemplated uses by which the foam would draw fluids out of a human body, such as body odors, and store them in the polyurethane matrix. Shoe liners, incontinent pads and nursing pads were originally contemplated as product embodiments of the patent. It was discovered, however, that if the hydrophilic sponges, instead of absorbing liquids, would be filled with detergents and waxes, the sponges would retain these cleaning and polishing agents which would only be released when the sponge was squeezed. Thus, the soap or wax could be retained for many uses and the sponge could be rinsed after use without losing the cleaning agent or wax.

Supply and Requirements
-----------------------
     We have also entered into an exclusive worldwide supply and requirements agreement with Dicon. Dicon has designed and installed specialized equipment for producing molded foam products containing this superabsorbent polymer infused with detergents, soaps and waxes used as an absorbing and cleaning sponge product. The agreement sets forth minimum purchase requirements and pricing for the basic sponge product. Using its patented processes, Dicon manufactures products derives from "Hydrophilic Urethane Chemistry." The hydrophilic system has two parts, a hydrophilic pre-polymer phase and a water phase. During this water phase, various water soluble active ingredients are introduced into the products.

     We have also entered into a manufacturers representative agreement with Dicon pursuant to which we may introduce customers for additional hydrophilic foam products directly on a commission basis.

Products
--------
     We have designed specially configured sponges containing an outer contact layer and an inner matrix. We load the inner matrix of the sponge with especially formulated soaps and, in our automotive product, soap and wax. When the sponge is applied to a surface with minimal pressure, the soap or soap and wax are simultaneously applied to the surface. When the sponge is not in use, the hydrophilic matrix holds the soap so that it does not leech out of the sponge. We believe that our use of the patent has great marketing potential. We can choose any variety of cleansers, including anti-bacterial and abrasive soaps, so that our products may be fine-tuned for different vehicles which may require a gentle cleanser for either a new vehicle or one prepared for classic car shows or a cleanser containing a compounding substance, which is a gentle abrasive, for older cars which have developed a film over the paint or where the paint has faded. Depending on its use, we may include a wax, or may only include the cleanser.

Sales and Marketing
-------------------

     On September 17, 2002, we were issued a purchase order from Turtle Wax for our private label auto applicator and appropriate packaging containing the words 'Turtle Wax Zip Wax" and the Turtle Wax logo imprint as part of the sponge itself. The total amount of the purchase order is $62,475 with shipments from November 2002 through March 2003.

     We have already delivered 600 units and have placed orders for the product pursuant to our supply agreement with Dicon. We have ordered the packaging from other unaffiliated suppliers. The product will be drop shipped to the Turtle Wax warehouse in Chicago, Illinois.

     We have also recently inaugurated an advertising program on the radio program "Business Talk Radio" on the Jeff Brooks Show "On the Road." This is a call-in nationally syndicated radio program on automobiles and related products. Advertising is directed to our website (www.spongetech.com) and to our toll-free number. We have retained a telemarketing company to take orders and use a fulfillment house to pack and ship orders to customers. We pay the radio station on a per item sold basis. We have not received significant orders from this radio program and can give no assurances that it will be a successful marketing tool.

     We have entered into agreements with two distributors, one in the midwest and one on the west coast. Their representatives visit and resell our automobile sponge products to auto accessories stores - both independently-owned and chains under the "Spongetech" brand name. We ship in bulk periodically to the distributors.

     We have started selling our automotive sponge to a product marketer - a logo and special message product company - which places unique promotional advertising messages on our products for its customers. We have received purchase orders which have aggregated, as of the date of this prospectus, 300 units containing the logo of businesses including a local bank and an automobile dealership.

     We have developed a children's bath foam sponge in the shape of animals in various colors with a "safe mesh" coating which prevents tearing. The sponges, which float, are infused with a gentle no-tear, non-irritating anti-bacterial soap.

     We are developing retail outlets to sell this product, ranging from pharmacies to department stores. We intend to market directly. Dicon will manufacture this product for us. We have not yet made sales and cannot offer any assurances that sales will result from our proposed marketing campaign.

     We have developed household cleaning sponges infused with anti-bacterial bath and kitchen soaps. The products are being testing by a national detergent manufacturer for possible use under its logo and brand. We cannot predict whether or not the manufacturer will purchase our sponges and, if it does, whether the product will succeed in the marketplace.

Research and Development
------------------------

     Our research and development program consists principally of devising or testing new products, improving the efficiency of existing ones, evaluating the environmental compatibility of products and market testing.

Facilities
----------

     Our corporate headquarters are located in an industrial park in Brooklyn, New York where we share 2,000 square feet of equipped office space and 10,000 square feet of warehouse space with other companies affiliated with our management. Expenses incurred in the operations of the facility, including rent, telephone, and other office expenses, are allocated based on usage.

Employees
---------

     We currently employ five people of whom three are business and sales management, and the remainder staff.

Competition
-----------

     We compete with international, national and local manufacturers and distributors of soaps, detergents, waxes, sponges, cloths and other automotive, household and bath products. Indirectly, in the automotive product area, we compete with drive-through auto washes. Our competition, for the most part, has brand recognition and large marketing and advertising budgets. Many competing products are less expensive than ours to the consumer. Although our product is unique and patented, we cannot predict its acceptance in the marketplace.

                                  MANAGEMENT

Executive Officers and Directors
--------------------------------
     The following table sets forth certain information regarding our executive officers and directors:

Name                        Age      Position          Since        Term Ends
------------------------    ---      -------------     ---------    ---------
Michael Metter              51       President         7/15/2002    2005
One Tinker Lane                      and a Director
Greenwich, CT 06830

Steven Moskowitz            38       Secretary         7/15/2002    2005
50 20th Street                       and a Director
Brooklyn, New York 11232

Jerome Schlanger            46       Treasurer         7/15/2002    2004
50 20th Street                       and a Director
Brooklyn, New York 11232

Frank Lazauskas             42       A Director        7/15/2002    2003
51 Niagara Street
Newark, New Jersey 07105
----------------

     Michael Metter is President of our subsidiary, Spongetech International. He was a principal of Security Capital Trading, a business and marketing consultancy from 1998 to April, 2001. From April, 2001 to the present, he has been president of RM Enterprises, Inc., our majority stockholder. From 1994 to 1998, he was President of First Cambridge Securities, a broker/dealer. From 1991 to 1994, Mr. Metter was a Vice-President of Royce Investment Group; of Gruntal & Company from 1990 to 1991; of Commonwealth Associates from 1989 to 1990; of Prudential-Bache Securities from 1988 to 1989; and of D.H. Blair & Company, 1981 to 1989. Prior to 1981, Mr. Metter served as an independent consultant and buyer for retail department stores. From 1983 to 1985, he was the owner of Metter Broadcasting which operated four radio stations. Mr. Metter received his MBA in Finance in 1975 and his B.A. in Marketing and Accounting in 1973 from Adelphi University.

     Steven Moskowitz is Secretary of our subsidiary, Spongetech International. He served as Vice President Marketing and Business Development for H. W. Carter & Sons from 1997 to 2002. He was President of a division of Evolutions from 1996 to 1997. Mr. Moskowitz served in various capacities at Smart Style Industries from 1986 to 1996 from sales assistant to Vice President Sales and Marketing. He received his B.S. in Management from Touro College in 1986.

     Jerome Schlanger has been Vice-President, Consulting, for NEMA Consulting since 1987. From 1977 to 1987, he served as Executive Vice President and Chief Operating Officer of B.T. Inc. an owner and operator of residential real estate. He received his B.S. in Business Administration from Villanove University in 1978.

     Frank Lazauskas is the founder and President of FJL Enterpreises, Inc., and TNJ Enterprises, Inc., formed in 1999 and 1997 respectively, which own and operate eight Dominos Pizza Stores. from FJL Pizza, Inc. From 1986 to 1997, Mr. Lazauskas was the founder and President of FJL Pizza, Inc. which operated the stores. From 1983 to 1986, Mr. Lazauskas was employed by RPM Pizza, Inc., the franchisee of 300 Dominoes Pizza stores, in positions progressively as area superviser, regional operations manager, regional vice president and regional president. He received his B.A. in Mathematics from Central State Connecticut State University in 1983.

Director Compensation
---------------------

    Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings. Our board of directors has not established any committees.

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended May 31, 2002 and 2001, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

                           Summary Compensation Table

                                                                                                 Long Term
                                                                                               Compensation

                                                     Annual Compensation                          Awards
====================================================================================================================
                                                                            Other Annual        Securities
      Name and Principal                                                    Compensation        Underlying
          Position                 Year(1)       Salary ($)  Bonus ($)           ($)           Options/SARs (#)
====================================================================================================================
Michael Metter                     05/31/02        -0-              -0-          -0-                  -0-
Chief Executive Officer            05/31/01        -0-              -0-          -0-                  -0-




Option Grants for the fiscal years ended May 31, 2002 and 2001
--------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended May 31, 2002 and 2001.


                                                                 Individual Grants
======================================================================================================================
                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                 Number of    % of Total                                      Annual Rates of
                                  Shares        Options                                         Stock Price
                                Underlying     Granted to    Exercise                          Appreciation
                                 Options       Employees     Price Per   Expiration          for Option Term
            Name                 Granted        in Year        Share        Date             5%             10%
======================================================================================================================

Michael Metter                       -0-           -0-%           -             -              -               -

Aggregated Option Exercise for the fiscal years Ended May 31, 2002 and 2001 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended May 31, 2002 and 2001 by the named executive officer, and his options outstanding at the end of the transition period.

======================================================================================================================
                    Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
======================================================================================================================
                                                               Number of Securities
                                                              Underlying Unexercised
                                                             Options/SARs at TPY-End     Value of Unexercised In-
                                             Shares                   (#)                 the Money Options/SARs
                            Acquired on      Value         ===========================        at TP-End ($)
         Name               Exercise (#)   Realized ($)    Exercisable   Unexercisable   Exercisable  Unexercisable
======================================================================================================================
Michael Metter                   -0-           -0-              -0-           -0-             -0-

======================================================================================================================


Indemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our Bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                      CERTAIN RELATED PARTY TRANSACTIONS

     We were formed on February 5, 2002. We issued 5,791,000 shares of our common stock to Nexgen Holdings, Inc., valued at par, on April 24, 2002 in consideration for expense reimbursement and provision of office space and other facilities. In July, 2002, we entered into an acquisition agreement with RM Enterprises, Inc. for the acquisition of the capital stock of RSI Enterprises, Inc. (renamed Spongetech International, Inc.). In September, 2002, Nexgen Holdings, Inc. transferred 2,000,000 shares to Robert Rubin, 300,000 shares to Eugene Dworkis, 200,000 shares to Maurice Horroch and 500,000 shares to Falcon Crest Capital, Inc.

     We believe that these transactions were on terms as favorable as could have been obtained from an unaffiliated third party. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of the date of the prospectus by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                        Shares of Common Stock Beneficially Owned(1)(2)
                        --------------------------------------------
Name                            Title                   Number         Percent
------------------              ---------------         -----------    -------

RM Enterprises International, Ltd.                     12,000,000        63.2%

Nexgen Holdings, Inc.                                   2,791,000        14.7%

Rubin Family Irrevocable
  Stock Trust (3)                                       2,555,568        13.5%

Michael Metter (4)                 President                  -0-         -0-%

Steven Moskowitz (5)               Secretary                  -0-         -0-%

Jerome Schlanger (6)               Treasurer              985,314         5.2%

Frank Lazauskas (7)                A Director             883,654         4.4%

Kenneth Hubbard                                           985,314         5.2%

Carole Klein                                              985,314         5.2%

Officers and Directors                                  1,868,968         9.8%
(4 persons)
--------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) The percentage of beneficial ownership is based on 18,985,000 shares of our common stock outstanding as of the date of the prospectus.

(3) The beneficiaries of the Rubin Family Irrevocable Stock Trust are Linda Rubin, Andrew Rubin and Lisa Rubin. The trust owns 2,000,000 shares of our common stock and 4.623% of the capital stock of RM Enterprises.

(4) Deborah Metter, wife of Michael Metter, our President, is the beneficial owner of 169,447 shares of our common stock representing 0.8% of our issued and outstanding stock through her ownership of 1.41% of the capital stock RM Enterprises. Michael Metter disclaims beneficial ownership of these shares.

(5) The Mindy Moskowitz and Steven Moskowitz Trust for Mindy Moskowitz, Daniel Moskowitz, Ilana Moskowits and Gitty Moskowitz is the beneficial owner of 1,591,598 shares of our common stock representing 6.7% of our issued and outstanding stock through its ownership of 13.244% of the capital stock of RM Enterprises. Steven Moskowitz, our Secretary, disclaims beneficial ownership of these shares.

(6) Jerome and Madeline Schlanger, husband and wife, as joint tenants, own 8.2% of the capital stock of RM Enterprises.

(7)  Frank Lazauskas owns 6.94% of the capital stock of RM Enterprises.

(8)  Kenneth Hubbard owns 8.2% of the capital stock of RM Enterprises.

(9)  Carole Klein owns 8.2% of the capital stock of RM Enterprises.


                           DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 18,985,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Our certificate of incorporation provides that the board of directors shall be divided into three classes, as nearly equal in number as possible, and that at each annual meeting of stockholders all of the directors of one class shall be elected for a three-year term. The affirmative vote of not less than 60% of the outstanding shares of Common Stock is required to approve a merger or consolidation, a transfer of substantially all the assets, certain issuances and transfers of our securities to other entities or our dissolution unless our Board of Directors has approved the transaction. These provisions, together with the authorization to issue preferred stock on terms designated by the Board of Directors, described above, could be used as anti-takeover devices.

     Our certificate of incorporation provides that specified provisions may not be repealed or amended except upon the affirmative vote of the holders of not less than 2/3 of the outstanding stock entitled to vote. This provision would enable the holders of more than 1/3 of our voting stock to prevent amendments to the certificate of incorporation if they were favored by the holders of a majority of the voting stock.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on May 31st.

Transfer Agent
--------------

     We  have  appointed  Olde  Monmouth  Stock  Transfer  Co.  Inc.,   Atlantic
Highlands, New Jersey as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

     We are registering 4,485,000 of the shares, which were owned by our stockholders prior to the acquisition of the capital stock of Spongetech International, Ltd. We will not receive any of the proceeds from sales of shares offered under this prospectus.

     All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

The following table sets forth as of the date of the prospectus:

    o    the name of each selling stockholder;

    o    the number of selling stockholders;

    o    the aggregate number of shares owned each selling stockholder; and

    o the number of shares each member will own after the completion of the offering made pursuant to the prospectus.

                                      Shares Owned Prior     Shares Owned After
                          Number of      to the Offering        the Offering
                           Shares     ---------------------  ------------------
Selling Stockholder        Offered      Number     Percent    Number    Percent
--------------------      -----------  ---------   -------    ------    -------

Shinya Araki               5,000        5,000         -         -0-       -0-%
Neil Foley                 5,000        5,000         -         -0-       -0-%
Jean Geyer                10,000       10,000         -         -0-       -0-%
Emma Hass                  8,000        8,000         -         -0-       -0-%
Melvin Koeller             5,000        5,000         -         -0-       -0-%
Malcom McGuire            10,000       10,000         -         -0-       -0-%
Sue Neil                   8,000        8,000         -         -0-       -0-%
Kevin O'Hara               8,000        8,000         -         -0-       -0-%
Olson Jeweler              5,000        5,000         -         -0-       -0-%
Bettye Oustz               8,000        8,000         -         -0-       -0-%
Angelo Palmisano           5,000        5,000         -         -0-       -0-%
Linda Chadwick             5,000        5,000         -         -0-       -0-%
Carol Polevoy              8,000        8,000         -         -0-       -0-%
Philip Wong                8,000        8,000         -         -0-       -0-%
Neil Cox                   8,000        8,000         -         -0-       -0-%
Richard Blundell          10,000       10,000         -         -0-       -0-%
Ken Heng                  10,000       10,000         -         -0-       -0-%
Donna Lutsky               5,000        5,000         -         -0-       -0-%
Jay Lutsky                 5,000        5,000         -         -0-       -0-%
Tanna Sessions             5,000        5,000         -         -0-       -0-%
Dean Sessions              5,000        5,000         -         -0-       -0-%
Patsy Sessions             5,000        5,000         -         -0-       -0-%
Michelle Brown             5,000        5,000         -         -0-       -0-%
James John                 8,000        8,000         -         -0-       -0-%
Arden Amos                10,000       10,000         -         -0-       -0-%
Robert Sessions            5,000        5,000         -         -0-       -0-%
Robert Sonfield           10,000       10,000         -         -0-       -0-%
Margot Krimmel            10,000       10,000         -         -0-       -0-%
Bonnie Carol              10,000       10,000         -         -0-       -0-%
Max Krimmel               10,000       10,000         -         -0-       -0-%
Renegade Consulting      100,000      100,000        0.6%       -0-       -0-%
Sunburst Partners        100,000      100,000        0.6%       -0-       -0-%
Joel Pensley             775,000      775,000        4.1%       -0-       -0-%
Falcon Crest Capital,
  Inc.                   500,000      500,000        2.6%       -0-       -0-%
Nexgen Holdings, Inc.  2,791,000    2,791,000       14.7%       -0-       -0-%

                             PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to the prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

     o    in privately negotiated transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     To the extent required, the prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by the prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer participating in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o    two years from the effective date of the registration statement.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Upon the effectiveness of the registration statement, 4,485,000 shares of common stock owned by our stockholders, will be freely tradable without restriction under the Securities Act. None of these shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We have outstanding 18,985,000 shares of our common stock.

     Shares of our common stock held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144, persons who have beneficially owned restricted shares for at least one year are entitled to sell within any three-month period a number of shares which does not exceed the greater of 1% of the number of shares of common stock then outstanding (which will equal approximately 189,850 shares) or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with the SEC relating to sales of common stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                    WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                             LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                               LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Joel Pensley, Esq., 211 Schoolhouse Road, Norfolk, Connecticut 06058. Mr. Pensley is the beneficial owner of 775,000 shares of our common stock; he is also the beneficial owner of Renegade Consulting, inc., the holder of 100,000 shares.

                                  EXPERTS

     Our financial statements for the years ended May 31, 2002 and 2001 have been included herein and in the registration statement in reliance upon the report of DDK & Company LLP, New York, New York, independent certified public accountants, appearing elsewhere herein, and upon the authority of DDK & Company LLP as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                        SPONGETECH DELIVERY SYSTEMS, INC.



                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

       THREE MONTHS ENDED AUGUST 31, 2002 (unaudited) AND 2001 (unaudited)
                      AND YEARs ENDED MAY 31, 2002 AND 2001


                                                                        PAGE
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                          F  2

CONSOLIDATED FINANCIAL STATEMENTS

    BALANCE SHEETS AS OF AUGUST 31, 2002 (unaudited)
        AND MAY 31, 2002                                                 3

    STATEMENTS OF OPERATIONS - THREE MONTHS ENDED
        AUGUST 31, 2002 (unaudited) AND 2001 (unaudited) AND
        YEARS ENDED MAY 31, 2002 AND 2001                                4

    STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICEINCY) -
        THREE MONTHS ENDED AUGUST 31, 2002 (unaudited) and YEARS
        ENDED MAY 31, 2002 AND 2001                                      5

    STATEMENTS OF CASH FLOWS - THREE MONTHS ENDED AUGUST 31, 2002
        (unaudited) AND 2001 (unaudited) AND YEARS ENDED
        MAY 31, 2002 AND 2001                                            6 - 7

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           8 -17

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Spongetech Delivery Systems, Inc.
   and Subsidiary

     We have audited the accompanying consolidated balance sheet of Spongetech Delivery Systems, Inc. and Subsidiary as of May 31, 2002, and the related consolidated statements of operations, changes in shareholders' equity (deficiency), and cash flows for the years ended May 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spongetech Delivery Systems, Inc. and Subsidiary as of May 31, 2002, and the consolidated results of its operations and its consolidated cash flows for the years ended May 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses of approximately $102,000 and $198,000 for the years ended May 31, 2002 and 2001. At May 31, 2002, current liabilities exceed current assets by
approximately   $137,000,   and  total   liabilities   exceed  total  assets  by
approximately $149,000. These factors create substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. (See note 9).



August 15, 2002




                                   /s/DDK & Company LLP
                                    DDK & Company LLP

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                      August 31,        May 31,
                                                        2002             2002
                                                     -----------       ---------
                                                     (unaudited)
ASSETS

Current Assets
   Cash                                              $       97      $      175
   Accounts receivable                                      545               -
   Inventories                                           48,020          49,357
   Due from related parties                              10,384             118
                                                     ----------       ---------
         Total current assets                            59,046          49,650

Property and equipment, at cost, less
   accumulated depreciation of $12,649
   and $9,218 as of August 31, 2002
   and May 31, 2002, respectively                        36,552          39,983

Deferred offering costs                                   4,000               -
                                                     ----------      ----------
         Total assets                                $   99,598      $   89,633
                                                     ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
   Accounts payable and accrued expenses             $  168,355      $  158,865
   Note payable - related party                          28,015          27,390
   Income taxes payable                                   1,600             400
   Due to related parties                                 4,740               -
                                                        -------         -------
         Total current liabilities                      202,710         186,655

Due to related party                                     51,930          51,930
                                                       --------        --------
         Total liabilities                              254,640         238,585
                                                       --------        --------

Shareholders' Equity (Deficiency)
   Common stock, $.001 par value; authorized
      50,000,000 shares; issued and outstanding
      18,985,000 and 12,000,000 shares as of
      August 31, 2002 and May 31, 2002,
      respectively                                       18,985          12,000
    Preferred stock $.001 par value; authorized
      5,000,000 shares; no shares issued and
      outstanding                                             -               -
    Additional paid-in capital                          190,448         192,043
    Deficit                                            (364,475)       (352,995)
                                                       ---------       ---------

         Total shareholders' equity (deficiency)       (155,042)       (148,952)
                                                       ---------       ---------

         Total liabilities and shareholders' equity
            (deficiency)                             $   99,598      $   89,633
                                                       =========        ========


                See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                  Three Months Ended
                                       August 31,         Year Ended May 31,
                                ---------------------    ---------------------
                                   2002       2001         2002         2001
                                ---------  ----------    --------     --------
                               (unaudited)(unaudited)

Sales                            $  8,797  $  15,669    $  89,973    $  11,790

Cost of goods sold                  1,337     14,804      121,643       31,683
                                 --------  ---------    ---------    ---------

Gross profit (loss)                 7,460        865      (31,670)     (19,893)
                                 --------  ---------    ----------   ----------

Operating expenses
   Selling                            176     13,601       15,982       50,416
   General and administrative      17,238     12,006       51,711      127,034
   Interest                         1,126        735        2,714          547
                                   ------     ------       ------     --------
                                   18,540     26,342       70,407      177,997
                                 --------  ---------    ----------   ----------

Loss before provision for income
   taxes                          (11,080)   (25,477)    (102,077)    (197,890)

Income taxes                          400        373          400          428
                                  --------   --------   ----------    ---------
Net loss                        $ (11,480) $ (25,850)  $ (102,477)  $ (198,318)
                                 =========  ========     =========   ==========

Basic and diluted (loss) per
   common stock

Net loss per share -
   basic and diluted                  NIL        NIL   $     (.01)  $     (.02)
                                 =========  ========     =========   ==========

Weighted average common
   shares outstanding          15,644,348 12,000,000   12,000,000   12,000,000
                               ========== ==========   ==========   ==========


                 See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

                 Three Months Ended August 31, 2002 (Unaudited)
                      and Years Ended May 31, 2002 and 2001



                                                                                Total
                                                     Additional             Shareholder's
                              Number of     Capital    Paid-In                  Equity
                               Shares        Stock     Capital     Deficit   (Deficiency)
                              ---------     -------  ----------    -------  --------------

Balance - June 1, 2000         12,000,000  $  12,000   $   -     $ (52,200)   $  (40,200)

Net loss for year ended
   May 31, 2001                   -                -       -      (198,318)     (198,318)
                               ----------    -------    -------   ---------     ---------

                               12,000,000     12,000       -      (250,518)     (238,518)

Contributions                     -                -    105,100       -          105,100
                               ----------    -------    -------   ---------     ---------
Balance - May 31, 2001         12,000,000     12,000    105,100   (250,518)     (133,418)

Net loss for year ended
   May 31, 2002                   -                -       -      (102,477)     (102,477)
                               ----------    -------    -------   ---------     ---------

                               12,000,000     12,000    105,100   (352,995)     (235,895)

Contributions                     -                -     86,943       -           86,943
                               ----------     ------    -------   --------      ---------
Balance - May 31, 2002         12,000,000     12,000    192,043   (352,995)     (148,952)

Issuance of common stock        6,985,000      6,985     (1,595)      -            5,390

Net loss for three months
   ended August 31, 2002          -               -        -       (11,480)      (11,480)
                               ----------  ---------   --------- ----------   -----------
Balance - August 31, 2002      18,985,000  $  18,985   $ 190,448 $(364,475)   $ (155,042)
                               ==========   ========   ========= ==========   ===========



                 See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               Three Months Ended       Year Ended
                                                    August 31,            May 31,
                                               ------------------      --------------
                                             2002         2001         2002       2001
                                           ----------  -----------   ---------   ----------
                                          (unaudited)  (unaudited)

                                          -----------  -----------   ----------  ----------
Operating Activities
   Net loss                             $    (11,480) $   (25,850)   $ (102,477) $ (198,318)
   Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities
      Bad debts                                    -            -        13,909           -
      Depreciation                             3,431        2,076         8,308       1,241
      Interest expense added to loan
         principal                               625          625         2,390           -
      Changes in operating assets and
         liabilities
         Accounts receivable                    (545)           -       (13,909)        894
         Inventories                           1,337      (26,867)      (47,164)     19,861
         Prepaid expense and other
            current assets                         -          259           259        (259)
         Accounts payable and accrued
            expenses                           9,490       56,994        95,399      47,714
         Income tax payable                      400          400             -           -
         Due to related parties               (3,336)           -             -      12,971
                                            ---------    ---------     ---------   ---------

         Net cash provided by (used in)
            operating activities                 (78)       7,637       (43,285)   (115,896)
                                            ---------    ---------     ---------   ---------

Investing Activities
   Acquisition of property and
      equipment                                    -      (33,540)      (33,540)    (14,900)
                                            ---------    ---------     ---------   ---------

         Net cash used in investing
            activities                             -      (33,540)      (33,540)    (14,900)
                                            ---------    ---------     ---------   ---------



                 See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                              Three Months Ended          Year Ended
                                                    August 31,             May 31,
                                             -------------------       -------------------
                                             2002         2001          2002        2001
                                           ---------    ---------      -------    ---------
                                          (unaudited)  (unaudited)
                                           ----------   -----------   --------    ----------

Financing Activities
   Proceeds of note payable - related
      party                                        -           -             -       25,000
   Proceeds from additional paid-in
      capital                                      -       26,850        76,943     105,100
                                            ---------   ---------      --------    ---------

         Net cash provided by
            financing activities                   -       26,850        76,943     130,100
                                            ---------   ---------      --------    ---------

Net increase (decrease) in cash                  (78)         947           118        (696)

Cash - beginning                                 175           57            57         753
                                            ---------   ---------      --------    ---------

Cash - end                                   $    97   $    1,004      $    175    $     57
                                            =========   =========      ========   ==========

Supplemental Information
   Interest paid                             $   500   $        -      $    110    $    547
   Income taxes paid                         $     -   $        -      $      -    $      -

Noncash Transactions
   Assets abandoned                          $     -   $        -      $      -    $  1,991
   Parent company debt
      contributed to additional paid-in
      capital                                $     -   $   10,000      $ 10,000    $      -
   Issuance of common stock                  $ 5,390   $        -      $      -    $      -



                 See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)


1    - Summary of Significant Accounting Policies

     Nature of Operations

     Spongetech Delivery Systems, Inc. ("SDS"), formerly known as Nexgen Acquisitions VIII, Inc., a Delaware corporation, was incorporated on February 5, 2002. At May 31, 2002, SDS was inactive. On July 15, 2002, SDS acquired all the outstanding shares of Spongetech International, Ltd. ("SIL") (formerly RSI Enterprises, Inc. and Romantic Scents, Inc.), a New York corporation, incorporated on July 18, 1999. SIL has developed a line of hydrophilic polyurethane auto, bath, beauty and home applicators and has commenced distribution of its automotive product.

     Basis of Presentation / Going Concern

     The consolidated financial statements have been prepared for purposes of registration with the Securities and Exchange Commission ("SEC"). The consolidated financial statements include the accounts of SDS, the registrant, and its wholly-owned subsidiary SIL (collectively, the "Company") with all significant intercompany accounts and transactions eliminated, and have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years, current liabilities exceed current assets, and total liabilities exceed total assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. The Company is actively pursuing financing to fund future operations.

     Interim Financial Information (Unaudited)

     The interim financial statements of the Company as of August 31, 2002 and for the three months ended August 31, 2002 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair
presentation  of  the  results  for  the  interim  periods  presented.   Certain
information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the three months ended August 31, 2002 and 2001.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)

1    - Summary of Significant Accounting Policies (Continued)

     Accounts Receivable

     Accounts   receivable  have  been  adjusted  for  all  known  uncollectible accounts.

     Inventories

     Finished products inventories are carried at cost, principally first-in, first-out, but not in excess of market.

     Property and Equipment

     Property and equipment are carried at cost. Depreciation has been provided using straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred, and renewals and betterments are capitalized.

     Deferred Income Taxes

     The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences of temporary differences between the carrying amounts and the income tax bases of assets and liabilities and the effect of future income tax planning strategies to reduce any deferred income tax liability.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Deferred Offering Costs

     Deferred offering costs incurred by the Company in connection with the proposed registration statement will be offset against additional paid-in capital upon the completion of the registration, if successful, or charged to operations if abandoned.

     Advertising Costs

     Advertising costs are expensed as incurred. For the years ended May 31, 2002 and 2001, advertising costs totaled $3,700 and $26,900, respectively. For the three months ended August 31, 2002 and 2001, no advertising costs were incurred.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)

1    - Summary of Significant Accounting Policies (Continued)

     Shipping and Handling Costs

     Shipping costs are included in selling expenses. For the years ended May 31, 2002 and 2001, shipping costs totaled $2,726 and $644, respectively. For the three months ended August 31, 2002 and 2001, shipping costs totaled $- and $56, respectively.

     Net Income (Loss) Per Share

     Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, earnings per share. Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per common share
- diluted is calculated by dividing net income (loss) by the weighted average number of common shares and common equivalent shares for stock options outstanding during the period.

     Recent Accounting Pronouncements

     New accounting statements issued, and adopted by the Company, include the following:

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. As a result, use of the pooling-of-interests method is prohibited for business combinations initiated thereafter. SFAS 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. The adoption of SFAS 141 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows

     In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement is effective for the Company's 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement. The adoption of SFAS 142 did not have an impact on the Company's consolidated results of operations, financial position or cash flows.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)

1    - Summary of Significant Accounting Policies (Continued)

     Recent Accounting Pronouncements (Continued)

     In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 144 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.


2    - Property and Equipment

     Property and equipment is summarized as follows:

                                           Estimated
                                         Useful Lives -   August 31,   May 31,
                                            Years          2002         2002
                                         ------------     ----------  ---------
                                                         (unaudited)

         Furniture and fixtures              5 - 7       $    761      $    761
         Machinery and equipment             5 - 7         10,128        10,128
         Molds                               5             38,312         38,31
                                                         --------      --------
                                                            49,201       49,201

         Less:  Accumulated depreciation                    12,649        9,218
                                                         ---------     --------
                                                          $ 36,552     $ 39,983
                                                         =========     ========

     Depreciation expense for the years ended May 31, 2002 and 20001 was $8,308 and $1,241, respectively. Depreciation expense for the three months ended August 31, 2002 and 2001 was $3,431 and $2,077, respectively.

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)

3 -      Stock Purchase Agreement

     On July 15, 2002, SDS entered into an agreement with RM Enterprises International, Inc., a Delaware corporation, to acquire its wholly-owned subsidiary SIL. On that date, SDS acquired all of the common stock of SIL for 12,000,000 shares of its $.001 par value common stock. The transaction was structured as a tax free exchange and was accounted for as a reverse acquisition, using the purchase method of accounting.

     The following are the proforma financial statements as of May 31, 2002 and for the year then ended, and the income statement for the three months ended August 31, 2002:

                                                          May 31, 2002

                                                 RSI        Nexgen
                                            Enterprises,  Acquisitions     Proforma     Proforma
                                                Inc.      VIII, Inc.     Adjustments    Combined
                                            ------------  ------------   -----------   ----------

ASSETS

 Current Assets
    Cash                                   $         175    $       -  $        -  $       175
    Inventories                                   49,357            -           -       49,357
    Due from affiliate                                 -        2,190           -        2,190
    Due from related parties                         118            -           -          118
                                           -------------   ----------- ----------- -----------
          Total current assets                    49,650        2,190           -       51,840

 Property, plant, and equipment, net              39,983            -           -       39,983
                                           -------------    ---------  ----------- ------------
          Total assets                     $      89,633    $   2,190  $        -  $    91,823
                                           =============    =========  =========== ============


 LIABILITIES AND SHAREHOLDER'S EQUITY
 (DEFICIENCY)

 Current Liabilities
    Accounts payable and accrued
       expenses                            $     158,865    $       -  $        -  $   158,865
    Note payable - related party                  27,390            -           -       27,390
    Income taxes payable                             400          400           -          800
                                            ------------    ---------- ----------  -----------
          Total current liabilities              186,655          400           -      187,055

 Due to related party                             51,930            -           -       51,930
                                            ------------     ---------  ---------   ----------
          Total liabilities                      238,585          400           -      238,985
                                            ============     =========  =========  ===========


                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)


3    - Stock Purchase Agreement (Continued)

 Shareholders' Equity (Deficiency)
    Common stock, stated at par value             12,000        6,010           -       18,010
    Additional paid-in capital                   192,043        1,971      (6,191)     187,823
    Deficit                                     (352,995)      (6,191)      6,191     (352,995)

      Total shareholders' equity
         (deficiency)                           (148,952)       1,790           -     (147,162)
                                            ------------     ---------  ---------   ----------
      Total liabilities and shareholders'
         equity (deficiency)               $      89,633    $   2,190  $        -  $    91,823
                                            ============    ==========  =========  ===========



                             Year Ended May 31, 2002

                                    RSI          Nexgen
                                Enterprises,  Acquisitions   Proforma   Proforma
                                    Inc.        VIII, Inc.  Adjustments Combined
                               -------------  ------------- ----------- --------



 Sales                           $  89,973     $       -      $   -  $   89,973

 Cost of goods sold                121,643             -          -     121,643
                                 ----------      --------     ------  ----------

 Gross profit (loss)               (31,670)            -          -     (31,670)
                                 ----------      --------     ------  ----------

 Operating expenses
    Selling                         15,982             -          -      15,982
    General and administrative      51,711         5,791          -      57,502
    Interest                         2,714             -          -       2,714

                                    70,407         5,791          -      76,198

 Loss before provision for
         income taxes             (102,077)       (5,791)         -    (107,868)

 Income taxes                          400           400          -        800
                                 ----------      --------     ------  ----------

 Net loss                       $ (102,477)    $  (6,191)      $   - $ (108,668)
                                 ==========     =========     ====== ===========

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)

3 -      Stock Purchase Agreement (Continued)

                 Three Months Ended August 31, 2002 (Unaudited)

                                   RSI         Nexgen
                               Enterprises,  Acquisitions   Proforma    Proforma
                                   Inc.       VIII, Inc.   Adjustments  Combined
                               ------------  ------------  -----------  --------


 Sales                           $   8,797   $     -        $     -  $    8,797

 Cost of goods sold                  1,337         -              -       1,337
                                  --------    ------         ------   ----------

 Gross profit (loss)                 7,460         -              -       7,460
                                  --------    ------         ------   ----------

 Operating expenses
    Selling                            176         -              -         176
    General and administrative      17,238     5,775              -      23,013
    Interest                         1,126         -              -       1,126
                                  --------    ------         ------   ----------
                                    18,540     5,775              -      24,315
                                  --------    ------         ------   ----------

 Loss before provision
      for income taxes             (11,080)   (5,775)             -     (16,855)

 Income taxes                          400       400              -         800
                                  ---------  --------        ------   ----------
Net loss                         $ (11,480)  $(6,175)        $    -   $ (17,655)
                                  ========   ========        ======   ==========



4 -      Accounts Payable and Accrued Expenses

         Accounts payable and accrued expenses consist of the following:

                                                  August 31,           May 31,
                                                    2002                2002
                                                 (unaudited)
                                                 -----------         ---------

        Purchases                           $      112,018        $    112,018
        American Express - charge card              17,882              19,622
        Professional fees                           33,978              22,748
        Freight charges                              3,394               3,394
        Other                                        1,083               1,083
                                                 ---------          ----------
                                            $      168,355        $    158,865
                                                 =========          ==========

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)


5    - Note Payable - Related Party

     During the year ended May 31, 2001, a relative of one of the parent company's shareholders loaned $25,000 to the Company. The note bears interest at 10% per annum and is payable upon demand. Related interest expense for the years ended May 31, 2002 and 2001 was $2,500 and $547, respectively, and for the three months ended August 31, 2002 and 2001 was $625 and $625, respectively. At August 31, 2002 and May 31, 2002, unpaid interest of $625 and $2,390, respectively, has been added to the loan principal.

6    - Related Party Transactions

     The Company shares its facility with other related businesses. Expenses incurred in the operations of the facility, including rent, telephone, and other office expenses, were allocated to the various businesses. The allocations were based on usage. Management believes these allocations are reasonable. At August 31, 2002 and May 31, 2002, the Company has a non-interest bearing liability, aggregating $51,930, payable to one of these related parties. At May 31, 2002, the related party agreed to extend the maturity date to January 2004. Accordingly, this liability has been reclassified as long-term debt.

     At May 31, 2001, the Company has a non-interest bearing liability to its parent of $10,000, which was contributed to additional paid-in capital during the year ended May 31, 2002.

7    - Additional Paid-in Capital

     During the years ended May 31, 2002 and 2001, SIL's former parent contributed $86,943 and $105,100, respectively, as additional paid-in capital.

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)


8    - Deferred Income Taxes

     At August 31, 2002 and May 31, 2002, the Company has approximately $363,000 and $351,000, respectively, of net operating loss carryforwards available, which expire in various years through May 31, 2022. The significant component of the Company's deferred tax asset as of August 31, 2002 and May 31, 2002 is as follows:

                                                    August 31,         May 31,
                                                       2002             2002
                                                   -----------        ---------
                                                   (unaudited)

   Non-Current
      Net operating loss carryforwards             $  163,000        $  158,000

      Valuation allowance for deferred tax asset      163,000           158,000
                                                   ----------        ----------
                                                   $       -         $       -
                                                   ==========        ==========

     SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax asset will not be realized. At August 31, 2002 and May 31, 2002, a valuation allowance for the full amount of the net deferred tax asset was recorded.

     The reconciliation of reported income tax expense (benefit) to the amount of income tax expense that would result from applying domestic federal income taxes at the statutory rate is as follows:

                                                     August 31,       May 31,
                                                        2002           2002
                                                    -----------     ----------
                                                    (unaudited)

   Statutory federal income tax (benefit)           $  (4,000)     $  (35,000)
   State and local income tax (benefit) - net of
      federal benefit                                  (1,000)        (12,000)
   Valuation allowance                                  5,000          47,000
                                                    ----------     -----------

                                                    $      -       $       -
                                                    ==========     ===========

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
                 Three Months Ended August 31, 2002 (Unaudited)


9    - Supply and License Agreements

     In July 2001, the Company entered into a supply and requirement agreement with Dicon Technologies ("Dicon"), a manufacturing company that has technological know-how and patented and proprietary information relating to hydrophilic foam materials (sponges) and their applications. The agreement, which renews annually, requires the Company to purchase all of its requirement from Dicon, and Dicon grants exclusive worldwide rights to distribute the products. Minimum annual purchase requirements are set forth in the agreement. The Company has satisfied the minimum purchase requirement for the first year.

     The Company and Dicon have also entered into an exclusive license agreement for certain molded hydrophilic foam products which the Company helped develop, with super absorbent polymer and detergent soaps and waxes used for the cleaning and polishing of land, sea and transportation vehicles. The term of the agreement is for the full life of any design patent which may be issued on the molded sponge design.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS LISTED IN THIS PROSPECTUS ARE OFFERING TO SELL, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until --------, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                        SPONGETECH DELIVERY SYSTEMS, INC.


                        4,485,000 SHARES OF COMMON STOCK


                              ____________________

                                   PROSPECTUS

                              ____________________


                               -------- ----, 2002

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Spongetech
Delivery Systems, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

                                     II-1


(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
    (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                                     II-2


(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Eighth and Ninth of the Registrant's certificate of incorporation provide as follows:

                                    EIGHTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                    NINTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines

                                     II-3


and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

    2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

                                     II-4


     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses paid or payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............    $   104
Legal Fees......................................................      7,750*
Accounting Fees.................................................     20,000
Printing and Engraving..........................................      1,000
Blue Sky Qualification Fees and Expenses........................      1,000
Transfer Agent Fee..............................................      1,000
Miscellaneous...................................................      1,000
                                                                   --------
      Total....................................................    $ 31,854
                                                                   --------

* Counsel was issued 775,000 shares of common stock for legal services in connection with the registration statement related legal matters.

===========

                                     II-5


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant was formed on February 5, 2002. On April 24, 2002, it issued 5,791,000 shares of its common stock to Nexgen Holdings, Inc., in consideration of expense reimbursement and provision of office space. In June, 2002, it issued 775,000 shares to Joel Pensley, Esq. for legal services, 100,000 shares to Sunburst Partners, Inc. for consulting services and 100,000 shares to Renegade Consulting, Inc. for consulting services. In June, 2002, it accepted subscriptions from 30 people at $.01 per share of an aggregate of 219,000 shares. In July, 2002, it issued 12,000,000 shares to RM Enterprises International, Ltd. in consideration for the transfer of the capital stock of RSI Enterprises, Inc. (renamed Spongetech International, Inc.

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1)  To file,  during any period in which  offers or sales are being  made,
          post-effective   amendment  to  this   registration   statement   (the
          "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     II-6


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                    II-7


                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Brooklyn, New York.



                                  SPONGETECH DELIVERY SYSTEMS, INC.

            October 30, 2002       By: /s/ Michael Metter
                                  ----------------------------
                                      Michael Metter
                                       President,
                                       Chief Executive Officer


            October 30, 2002       By: /s/ Jerome Schlanger
                                  ---------------------------
                                      Jerome Schlanger
                                       Treasurer,
                                       Chief Financial Officer

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


       SIGNATURE                     TITLE                           DATED
-------------------------  ---------------------------       ------------------
/s/Michael Metter
---------------------
 Michael Metter             President and a Director           October 30, 2002

/s/Steven Moskowitz
---------------------
 Steven Moskowitz           Secretary and a Director           October 30, 2002

/s/ Jerry Schlanger
---------------------
 Jerry Schlanger            Treasurer and a Director           October 30, 2002

/s/Frank Lazauskas
---------------------
 Frank Lazauskas            A Director                         October 30, 2002


                                     II-8





                                EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

  3.1      Certificate of Incorporation

  3.2      Certificate of Amendment

  3.3      By-Laws

  4.1      Specimen Certificate of Common Stock

  5.1      Opinion of Counsel

 10.1 Stock Purchase Agreement relating to Nexgen Acquisitions VIII, Inc. RM Enterprises International, Inc. and RSI Enterprises, Inc.

 23.1      Accountant's Consent

 23.2      Counsel's Consent to Use Opinion

------------------






                                     II-9